                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 4                                                      OMB APPROVAL
                                                   -----------------------------
[_] Check this box if no longer                    OMB NUMBER:  3235-0287
    subject to Section 16. Form 4                  Expires:  December 31, 2001
    or Form 5 obligations may                      Estimated average burden
    continue. SEE Instruction 1(b).                hours per response ...... 0.5
                                                   -----------------------------


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940




1. Name and Address of Reporting Person

Berkshire Hathaway Inc.
--------------------------------------------------------------------------------
  (Last)                             (First)                         (Middle)

1440 Kiewit Plaza
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                                    (Street)

   Omaha                            Nebraska                          68131
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  (City)                             (State)                          (Zip)

Justin Industires, Inc. (JSTN)
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2. Issuer Name and Ticker or Trading Symbol


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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year July 2000


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5. If Amendment, Date of Original   (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
       (Check all applicable)


                  Director                   X     10% Owner
           -----                           ------

                  Officer (give                    Other (Specify
           -----           title below)    ------         below)


                   ----------------------------------


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7. Individual or Joint/Group Filing Reporting (Check Applicable Line)

       Form filed by One Reporting Person
   ----

    X  Form filed by More than One Reporting Person
  -----
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
                         Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security          2. Trans-   3. Trans-      4. Securities Acquired (A)    5. Amount of    6. Ownership  7. Nature
   (Instr. 3)                    action      action         or Disposed of (D)            Securities      Form:         of Indirect
                                 Date        Code                                         Beneficially    Direct        Beneficial
                                                                                          Owned at        (D) or        Ownership
                                            (Instr. 8)      (Instr. 3,4 and 5)            End of Month    Indirect

                                (Month/   ------------   --------------------------       ------------    ---------    -----------

                                 Day/      Code    V      Amount   (A) or    Price       (Instr. 3       (I)
                                 Year)                             (D)                     and 4)        (Instr. 4)  (Instr. 4)
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

Common Stock                  7/25/2000    J/1/         24,737,927    A       $22.00       24,737,927        D
--------------------------    ----------  ------  ----  ----------  ------    ------     -------------- ------------  -------------
Common Stock                  8/1/2000    J/2/     V     1,053,702    A       $22.00       25,791,629/3/     D
--------------------------    ----------  ------  ----  ----------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----  ----------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----  ----------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----  ----------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----  ----------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----  ----------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----  ----------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----  ----------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----  ----------  ------    ------     -------------- ------------  -------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see instruction
4(b)(v).
                  (Print or Type Responses)


                                                                SEC 1473 (8-92)


                          Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security  2. Conversion    3. Transaction  4. Transaction   5. Number of Derivative      6. Date Exercisable
  (Instr. 3)                        or Exercise      Date            Code              Securities Acquired (A)      and Expiration
                                    Price of        (Month/Day/      (Instr. 8)        or Disposed of (D)           Date
                                    Derivative       Year)                            (Instr. 3, 4, and 5)         (Month/Day/
                                    Security                                                                        Year)
                                                                  ---------------   --------------------------   -------------------
                                                                    Code      V         (A)        (D)            Date    Expiration
                                                                                                                  Exer-   Date
                                                                                                                  cisable
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------


7. Title and Amount of    8. Price of Derivative  9. Number of Derivative     10. Ownership Form           11. Nature of Indirect
   Underlying Securities     Security (Instr. 5)     Securities Beneficially      of Derivative Security:      Beneficial Ownership
  (Instr. 3 and 4)                                   Owned at End of Month        Direct (D) or                (Instr. 4)
                                                     (Instr. 4)                   Indirect (I) (Instr. 4)
------------------------
  Title      Amount or
             Number of
             Shares
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

Explanation of Responses:

1. Acquisition pursuant to a tender of shares in a change of control transaction.

2. Acquisition pursuant to a merger.

3. As of Aug. 2, 2000.




                                See attached signature page
                              _______________________________    ______________
                              **Signature of Reporting Person         Date


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If this form is filed by more than one reporting person, see Instruction
4(b)(v).

                                                                 SEC 1474 (3-99)

                                                      Joint filer Information
                                                      -----------------------

-----------------------------------------------------------------------------------------------------------------------------------
Name:     Justin Industries, Inc.                                       Name:     Warren B. Buffett
          (Successor to J Acquisition Corp.)                            Address:  1440 Kiewit Plaza
Address:  2821 West 7th Street                                                    Omaha, Nebraska 68131
          Fort Worth, Texas 76101                                       Designated Filer: Berkshire Hathaway Inc.
Designated Filer: Berkshire Hathaway Inc.                               Issuer and Ticker Symbol:  Justin Industries, Inc. (JSTN)
Issuer and Ticker Symbol: Justin Industries, Inc. (JSTN)                Statement of month/Year. July 2000
Statement for Month/Year:  July 2000
-----------------------------------------------------------------------------------------------------------------------------------


                                                  Signatures of Reporting Persons
                                                  -------------------------------

Berkshire Hathaway Inc.

/s/ Marc D. Hamburg                   Date: Aug. 10, 2000                 /s/ Warren E. Buffett                Date: Aug. 10, 2000
--------------------------------                                        ----------------------------
By:  Marc D. Hamburg                                                    Warren E. Buffett
Its: Vice President and Chief
     Financial Officer


Justin Industries, Inc.

/s/ Richard J. Savitz                Date: Aug. 10, 2000
--------------------------------
By: Richard J. Savitz
Its: Senior Vice President and
     Chief Financial Officer

Reminder, Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).